EXHIBIT 3.1

AMENDMENT

TO THE

BYLAWS

OF

MONEYGRAM INTERNATIONAL, INC.

December 10, 2013

This Amendment (this “Amendment”) to the Bylaws of MoneyGram International, Inc., a Delaware corporation (the “Corporation”), adopted as of the date first written above, hereby amends the Bylaws of the Corporation pursuant to Section 7.01 of such Bylaws, as follows:

1.	A new Section 6.10 is hereby added, consisting of the following language:

“Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for each of the following: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law, and (iv) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Bylaw.”

2.	Except as otherwise expressly provided herein, the Bylaws are unmodified and shall continue to be in full force and effect.